                                                                    EXHIBIT 10.3

NOTE: The Company is seeking confidential treatment with respect to certain information contained in this agreement. Therefore, such information (which is identified by an asterisk) has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

                   PHARMACEUTICAL NETWORK SERVICE AGREEMENT
                   ----------------------------------------


          THIS AGREEMENT is between Tennessee Primary Care Network, Inc. dba Tennessee Managed Care Network dba Access MedPLUS (hereafter referred to as the
Plan) and RxCare of Tennessee (hereafter referred to as Network).

          WHEREAS, the Plan has been organized to make comprehensive health care services available to selected individuals and groups of individuals on a prepaid basis.

          WHEREAS, the Plan has included or intends to include, as a part of its health care coverage, or other coverages to be extended to Covered Persons by the Plan, its parent, subsidiaries, or affiliates, certain outpatient pharmaceutical services to be rendered to Plan's Covered Persons as specified as Exhibit A, attached hereto ("Covered Services"). Covered Person is defined in
Section 1.1 of the Participating Pharmacy Agreement; and,

          WHEREAS, the Plan desires to arrange for the provision of Covered Services to Covered Persons through an exclusive arrangement with an entity capable of meeting its requirements for geographic distribution, quality assurance, and cost effectiveness; and,

          WHEREAS, the Network is a fully operational pharmacy-based corporation that, inter alia, provides drug benefit programs to health insurers through
      ----------
arrangements with regional and national pharmacy networks; and,

          WHEREAS, Network Participating Pharmacies are members of the Network, contractually bound to meet Network standards, including but not limited to, hours of operation, emergency services, patient profiles, patient consultation and medication information, and utilization review; and,

          WHEREAS, Network has identified the distribution of Network Participating Pharmacies in a listing incorporated by reference to this Agreement as Exhibit B; and,

          WHEREAS, the Plan and Network desire to promote high standards of pharmaceutical care on a cost effective basis through drug utilization review activities.

          Now therefore, this AGREEMENT is for the purpose of setting forth the terms and conditions under which Pharmacy shall render pharmaceutical services covered by benefit plans sponsored or issued by Payor. For services rendered on or after the Effective Date, this Agreement supersedes and replaces any existing agreements between the parties relating to the same subject matter.


                                   SECTION 1
                                  DEFINITIONS

SECTION 1.1: DEFINITIONS. The following terms shall have the following meaning.

ADDITIONAL DRUG BENEFIT LIST: The list of Pharmaceutical Products which are approved by Plan for dispensing in quantities or days supplies other than the standard quantities and days supplies covered under a Covered Person's Benefit Plan as set forth in Exhibit A. If applicable, the Additional Drug Benefit List shall be set forth in the Exhibit A and shall state the quantity or days supply limitation applicable to each Pharmaceutical Product listed.

ANCILLARY CHARGE: A charge, in addition to the Co-payments and Deductibles which a Covered Person is required to pay to a Participating Pharmacy for Pharmaceutical Services which, through the request of the Covered Person or Prescribing Physician, have been dispensed in nonconformance with the Drug Formulary or the Additional Drug Benefit List.

AVERAGE WHOLESALE PRICE: The average wholesale price for a Pharmaceutical Product as established in the Plan price file and updated no less than twice monthly by Medi-Span.

BENEFIT PLAN: A health care covered plan sponsored or issued by Payor, which contains the terms and conditions of a Covered Person's coverage.

CO-PAYMENT CHARGE OR CO-INSURANCE CHARGE: The amount a Covered Person is required to pay for certain Pharmaceutical Services in accordance with the Covered Person's Benefit Plan.

COVERED PERSON: An individual who is properly enrolled for coverage under a Benefit Plan.

CUSTOMARY CHARGE: The reasonable and customary fees charged by Pharmacy which do not exceed the fees Pharmacy would charge any other person regardless of whether the person is a Covered Person.

DEDUCTIBLE: The annual amount of charges for Pharmaceutical Services and/or medical expenses as provided in the Benefit Plan that the Covered Person is required to pay.

DRUG FORMULARY: The list of Pharmaceutical Products, established by Plan for determining coverage of such Pharmaceutical Products, which may be dispensed by Participating Pharmacies to Covered Persons in accordance with the instructions therein, or in Exhibit A.

PARTICIPATING PHARMACY, PHARMACY: A pharmacy, including Pharmacy, that has entered into a participating pharmacy agreement with Network to provide Pharmaceutical Services to Covered Persons.

PAYOR: The entity or person authorized by Plan to access Plan's network of Participating Pharmacies, and that has the financial responsibility for payment of Pharmaceutical Services covered by that Payor's Benefit Plans.

PHARMACEUTICAL PRODUCT:  A medication or a pharmaceutical product or device.

PHARMACEUTICAL SERVICE: A Pharmaceutical Product provided for outpatient administration to a Covered Person which is covered under the Covered Person's Benefit Plan and meets the criteria set forth in Exhibit A.

PHYSICIAN: A Doctor of Medicine or other health care professional who is duly licensed and qualified under the laws of the jurisdiction in which Pharmaceutical Services are received, and may, in the usual course of his or her practice, legally prescribe Pharmaceutical Products for Covered Persons.

PRESCRIPTION ORDER OR REFILL: The authorization for the dispensing of a pharmaceutical Product issued by a Physician who is duly licensed to make such authorization in the ordinary course of his or her professional practice.


                                   SECTION 2
                      PROVISION OF PHARMACEUTICAL SERVICES

SECTION 2.1: PROVISION OF PHARMACEUTICAL SERVICES AND QUALITY OF SERVICES. Network shall provide Pharmaceutical Services to all Covered Persons in accordance with the standard of practice of the communities in which Pharmacy provides Pharmaceutical Services and in a manner so as to assure the quality of such services. Pharmacy shall provide Pharmaceutical Services to all Members, without regard to race, religion, sex, color, national origin, age, or physical or mental health status. The parties agree that the location from which Pharmacy shall provide

Pharmaceutical Services to Covered Persons is set forth in Exhibit B ("Pharmacy Locations").

SECTION 2.2: COMPLIANCE WITH DRUG FORMULARY AND ADMINISTRATIVE MANUAL. In providing any Pharmaceutical Service to a Covered Person, Pharmacy shall comply with the Drug Formulary to the extent the Drug Formulary applies to such Pharmaceutical Service, unless Pharmacy is otherwise directed by a Physician via a prescription which contains the words "Dispense as Written", the letters "DAW", or such other equivalent words or letters as may be required by applicable laws or regulations to indicate the same intention. Pharmacy agrees further that it shall at all times comply with the Participating Pharmacy Administrative Manual in providing Pharmaceutical Services to Covered Persons.

SECTION 2.3: COLLECTION OF CO-PAYMENTS, CO-INSURANCE, DEDUCTIBLES, AND ANCILLARY CHARGES. Pharmacy shall collect any Co-payments, Co-Insurance Charges, Deductibles, Ancillary Charges, or other charges for Pharmaceutical Services provided by Pharmacy to Covered Persons, as may be specified in Exhibit A.

SECTION 2.4: UTILIZATION MANAGEMENT AND QUALITY ASSURANCE. Network shall cooperate with all utilization review management, quality assurance, peer review, and other similar programs established by Plan.

SECTION 2.5: PAYMENT FOR ZERO BALANCE CLAIMS. Plan requires that Pharmacy submit all claims for Pharmaceutical Services, even zero balance claims. This information is necessary for the Plan's DUR activities and will be audited by the Plan periodically.

SECTION 2.6: PATIENT RELATIONSHIP. The parties acknowledge that neither of them is authorized to provide health care services and that Participating Pharmacies and Physicians shall be solely responsible for all clinical decisions regarding the care of Members, notwithstanding the receipt by Participating Pharmacies and Physicians, whether in writing or otherwise, of any information, recommendation, authorization, or denial of authorization pursuant to any utilization management and quality assurance activities. The Network further acknowledges that communications pursuant to such utilization management and quality assurance activities shall be recommendations regarding reimbursement for alternative courses of treatment and that nothing contained in this Agreement shall interfere with or in any way alter the patient-provider relationship. Participating Pharmacies and Physicians shall retain the sole responsibility for the care and treatment of Members.

                                   SECTION 3
                      PAYMENT FOR PHARMACEUTICAL SERVICES

SECTION 3.1: PAYMENT FOR PHARMACEUTICAL SERVICES. Payor shall pay Network or make sufficient funds available to Plan for distribution to Network, in accordance with Exhibit A for Pharmaceutical Services provided by Pharmacy to a Covered Person pursuant to a Physician's authorization.

SECTION 3.2: OBLIGATION FOR PAYMENT. Obligation for payment under this Agreement for any Pharmaceutical Services rendered to a Covered Person is solely that of Payor and Plan. Any funds obtained by Plan for payment on behalf of Payor under this Agreement shall be used exclusively for payment and distributed to Network in accordance with the terms of this Agreement.

SECTION 3.3: COVERED PERSON HOLD HARMLESS. This Section shall apply only to such Covered Persons as may be afforded the protection of this Section by applicable statutes or regulations. To the extent this Section conflicts with any other provisions of this Agreement, including, without limitation, Section
3.3 the terms and conditions of this Section shall apply. Network shall accept as payment in full for Pharmaceutical Services rendered to Covered Persons such amounts as are paid by Payor pursuant to this Agreement. In no event, including, but not limited to, non-payment by Payor for Pharmaceutical Services rendered to Covered Persons by Pharmacy, insolvency of Plan, or breach by Plan of any term or condition of this Agreement, shall Network bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against any Covered Person or persons acting on behalf of the Covered Person for Pharmaceutical Services eligible for reimbursement under this Agreement; provided, however, that Network may collect from the Covered Person Co-payment, Co-Insurance Charges, Deductibles, Ancillary Charges, or other charges for services not covered under the Covered Person's Benefit Plan. The provisions of this Section shall (a) apply to all Pharmaceutical Services rendered while this Agreement is in force; (b) with respect to Pharmaceutical Services rendered while this Agreement is in force, survive the termination of this Agreement regardless of the cause of termination; (c) be construed to be for the benefit of Covered Persons; and (d) supersede any oral or written agreement, existing or subsequently entered into, between Pharmacy and a Covered Person or person acting on a Covered Person's behalf, that required Covered Person to pay for Pharmaceutical Services.

                                   SECTION 4
                         RELATIONSHIP BETWEEN PARTIES

SECTION 4.1: RELATIONSHIP BETWEEN PLAN AND NETWORK. The relationship between Plan and Network is that of independent contractors, and nothing in this Agreement or otherwise shall be construed or deemed to create any other relationship, including one of employment, agency, or joint venture.

SECTION 4.2: RELATIONSHIP BETWEEN NETWORK AND COVERED PERSONS. The Relationship between Pharmacy and Covered Person is that of pharmaceutical provider and patient. Nothing in this Agreement shall be construed to require Pharmacy to provide any Pharmaceutical Service if in the Pharmacy's professional judgment such Pharmaceutical Service should not be provided.


                                   SECTION 5
                    LIABILITY INSURANCE AND INDEMNIFICATION

SECTION 5.1: PHARMACY LIABILITY INSURANCE. Participating Pharmacies shall procure and maintain, at Pharmacy's sole expense, professional liability and malpractice insurance with limits of no less than One Million Dollars ($1,000,000) for each claim and One Million Dollars ($1,000,000) aggregate, as well as comprehensive general liability insurance. Pharmacy shall also assure that all pharmacists and other health care professionals employed or under contract with Pharmacy to render Pharmaceutical Services to Covered Persons procure and maintain such insurance, unless they are covered under Pharmacy's insurance policies. Pharmacy's, pharmacists', and other health care professionals' professional liability insurance shall be either occurrence or claims made with an extended period reporting option under such terms and conditions as may be reasonably required by Plan. Upon request by Plan, Pharmacy shall submit to Plan in writing evidence of insurance coverage. Pharmacy shall notify Plan in writing, to the attention of the Chief Executive Officer, fifteen (15) days prior to any denial of, restriction on, or termination of Pharmacy's general or professional liability insurance, except where such insurance is immediately replaced by equivalent insurance not subject to such denial, restriction, or termination. Pharmacy shall also notify Plan, to the attention of the Chief Executive Officer, within fifteen (15) days of any settlement or judgment adverse to Pharmacy which resulted from a malpractice complaint against Pharmacy.

SECTION 5.2: INDEMNIFICATION. Network and Plan each agree to indemnify and hold harmless the other party from any and all claims, liabilities, damages, or judgments imposed upon, incurred by or asserted against the other party which arise solely out of or derive solely from the negligence or fault of the first party.

                                   SECTION 6
                        LAWS, REGULATIONS, AND LICENSES

SECTION 6.1: LAWS, REGULATIONS, AND LICENSES. Participating Pharmacies shall maintain all federal, state, and local licenses, certifications, and permits, without restriction, required to provide Pharmaceutical Services to Covered Persons and shall comply fully with all applicable laws and regulations. Pharmacy shall notify Plan in writing, to the attention of the Chief Executive Officer, within ten (10) days of any suspension, revocation, condition, limitation, qualification, or other restriction on Pharmacy's license by any state in which Pharmacy is authorized to provide Pharmaceutical Services which would prohibit Pharmacy from performing any of its obligations under this Agreement.


                                   SECTION 7
                            SYMBOLS AND TRADEMARKS

SECTION 7.1: USE BY PHARMACY. Participating Pharmacies shall have the right to designate and make oral or published reference to its status as a Participating Pharmacy; provided, however, that Pharmacy shall not otherwise use Plan's name or its trademark for any advertising unless first approved in writing in advance by Plan.

SECTION 7.2: USE BY PLAN. Plan shall have the right to designate and make oral or published reference to Pharmacy as a Participating Pharmacy; provided, however, that Plan shall not otherwise use Pharmacy's name or its trademark for any advertising unless first approved in writing in advance by Pharmacy.


                                   SECTION 8
                               BOOKS AND RECORDS

SECTION 8.1: ACCESS TO AND RELEASE OF BOOKS AND RECORDS. Subject to applicable confidentiality laws and regulations, during regular business hours and upon reasonable notice and demand, Plan and Payor shall have access to all information and records or copies of records maintained by Network related to Pharmaceutical Services provided by Participating Pharmacies under this Agreement or related to analysis of the efficiency of health care management techniques by Plan or Payor. Unless otherwise required by applicable laws or regulations, Plan and Payor shall have such access at any time up to three (3) years following the date the Pharmaceutical Service was provided. Participating Pharmacies shall provide records or copies of records requested by Plan or Payor or their duly authorized agents within thirty (30) days from the date such request is made, or within such shorter time (not less than fourteen (14) days) as may be required by applicable laws or regulations.

SECTION 8.2: COMPLIANCE WITH LAWS AND REGULATIONS. The federal, state, and local governments and any of their authorized representatives shall have access to, and Plan and Payor are authorized to release, in accordance with applicable laws and regulations, all information and records, or copies of such, within the possession of Plan or Payor or Network, which are pertinent to and involve transactions related to this Agreement and access to which is necessary to comply with laws and regulations applicable to Plan or Payor.

SECTION 8.3: PRIVACY OF COVERED PERSONS' RECORDS. Plan, Payor, and participating pharmacy shall maintain the confidentiality of all information regarding Covered Persons in accordance with any applicable laws and regulations.

SECTION 8.4: CONFIDENTIAL BUSINESS INFORMATION. Plan and Pharmacy shall take all necessary steps to provide maximum protection to the other party's trade secrets and other confidential business information. Such information shall not be disclosed to third parties without the express written consent of the party to whom the information belongs, unless such disclosure is required to comply with any law or is expressly permitted by this Agreement.


                                   SECTION 9
                             TERM AND TERMINATION

SECTION 9.1: TERM AND TERMINATION. The term of this Agreement shall be for three (3) years commencing January 1, 1994 and ending December 31, 1997.

SECTION 9.2: TERM AND TERMINATION. This Agreement may be terminated immediately by either party upon written notice in the event of material breach of any provision of this Agreement, including, without limitation, non-payment, insolvency, fraud, material misrepresentation, unilateral change by Plan of its reimbursement policies, failure to maintain minimum membership.

SECTION 9.3:  TERM AND TERMINATION.  Except as otherwise herein provided in
Section 9.2, this Agreement may be terminated by either party by giving written notice (certified mail) ninety (90) days in advance of such Termination Date. During such ninety (90) days notice period, Network will continue to act as agent for the Network Participating Pharmacies and shall be required to perform all of its obligations in compliance with this Agreement.

SECTION 9.4: TERM AND TERMINATION. Unless this Agreement is terminated, termination of a Participating Pharmacy Agreement by the Network Participating Pharmacy will not affect the obligations of Network to maintain the required network of Network Participating Pharmacies as described in this Agreement or of non-terminating Network Pharmacies all of whom will continue to be bound by the provisions of their separate Participating Agreements unless such Agreements are themselves terminated. A Network Participating Pharmacy may be terminated by action of the Plan, or such committee as they may appoint pursuant to the criteria set forth as Exhibit C attached hereto. The Plan shall give written notice to the Network Participating Pharmacy and to the Network at least thirty
(30) days prior to the effective date of such termination and shall state the reason for said termination in such notice. During this notice period, the Network Participating Pharmacy may continue to exercise all participation privileges and obligations, including the provision of Covered Services if deemed appropriate and approved by the Plan. Termination of a Network Participating Pharmacy by the Plan will not affect the obligations of the Network and of the other Network Participating Pharmacies to perform in accordance with their separate Agreements with the Plan.


                                   SECTION 10
                                 MISCELLANEOUS

SECTION 10.1: AMENDMENT. This Agreement may be amended only by mutual agreement in writing executed by the parties, except as otherwise provided in this Agreement and except that Plan may amend this Agreement (a) to comply with applicable laws or regulations or (b) by giving 60 days written notice of a proposed amendment to Pharmacy to which Pharmacy does not make a written objection to Plan within 30 days after receipt of the proposed amendment.

SECTION 10.2: ASSIGNMENT. Plan may assign all or any of its rights or responsibilities under this Agreement to any entity controlling, controlled by, or under common control with Plan. Network acknowledges that persons and entities under contract with Plan may perform certain administrative services under this Agreement. Network may not assign any of its rights or responsibilities under this Agreement to any person or entity without the prior written consent of Plan, which consent shall not be unreasonably withheld.

SECTION 10.3: ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to its subject matter.

SECTION 10.4: NOTICES. Any notice or other communication required or permitted under this Agreement shall be in writing.

The notice or communication shall be deemed to have been given when delivered in person; or if delivered by first-class United States mail, on the date mailed, proper postage prepaid and properly addressed to the address set forth next to the appropriate party's name at the end of this Agreement or to another more recent address of which the sending party has received written notice.

SECTION 10.5: EXCLUSIVITY. Plan agrees not to contract with any other Tennessee pharmacy to provide Pharmaceutical Services to Covered Persons within the service area of Plan, except upon Network's approval, which shall not be unreasonably withheld (a) where current Pharmacy locations are not reasonably or readily accessible to Covered Persons, or (b) where Plan enrollment exceeds Network's ability to provide Pharmaceutical Services to Covered Persons in a timely manner.

SECTION 10.6: GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Tennessee.

In witness whereof, the parties have caused this AGREEMENT to be executed on their behalf by their respective, dually authorized, proper corporate officers. Pending final review and authorization by Plan counsel and TennCare.


    Network:  RxCare of Tennessee
              -------------------------

         By:  /s/ Michael R. Ryan
              -------------------------

 Print Name:  Michael R. Ryan
              -------------------------

Print Title:  President
              -------------------------

       Date:  _________________________



       Plan: Tennessee Primary Care Network, Inc. dba Tennessee Managed Care Network dba Access ... MedPLUS
              ---------------------------------------------------------------

         By:  /s/ Anthony J. Cebrun
              -------------------------------------

 Print Name:  Anthony J. Cebrun, J.D., M.P.H.
              -------------------------------------

Print Title:  President and Chief Executive Officer
              -------------------------------------

              _____________________________________

       Date:  _____________________________________

                                 Letterhead of

                                  R\\X\\ CARE
                                   TENNESSEE


                                                               December 14, 1993


Mr. Anthony J. Cebrun J.D., M.P.H.
Tennessee Managed Care Network
Parkview Towers
205 Reldhurst Avenue
Nashville, TN  37203

Dear Mr. Cebrun:

     The following Tenncare proposal is submitted to the Tennessee Managed Care Network on behalf of the Board of Directors of RxCare of Tennessee. This proposal has been developed after numerous conversations between TMCN and RxCare personnel and I hope that it will meet the expectations of both your Tenncare enrollees and staff.

PROVIDER NETWORK

     RxCare of Tennessee has established the largest pharmacy network of any organization operating in the state. No other Pharmacy Benefit Manager, insurer or Administrative Service Organization has an expansive pharmacy network as RxCare. Currently, over 1,600 pharmacies provide drug benefit services to over 300,000 private insured and expect to cover an additional 600,000 Tenncare enrollees effective January 1, 1994.

     Our provider network includes both chain and independent pharmacy outlets as well as long term care and institutional pharmacies. All participating pharmacies have contractually agreed to adhere all administrative, reimbursement, and clinical protocols established by RxCare. Further, our provider network will assist RxCare MCO's in the recruitment of new Tenncare members.

     Enclosed are both the Participating Pharmacy Agreement and a pharmacy provider listing for your review.

ADMINISTRATIVE SERVICES

     RxCare in cooperation with First Health and Promark have developed and implemented the following administrative and management services for both its private and Tenncare customers. These programs are designed to enable RxCare to provide state of the art Drug Benefit Programs to its clients.

     Listed below are the management services that we are offering in this proposal to TMCN:

     1.   Point of Sale Electronic Claims Adjudication
     2.   Both Prospective and Retrospective Drug Use Evaluation
     3.   Prior Authorization and Therapeutic Drug Protocol
          Administration
     4.   Drug Formulary and T & T Committee Management
     5.   Drug Rebate Program Administration
     6.   Automated Subscriber Eligibility Verification
     7. Provider Network and Prescriber Education Programs in Cooperation with TMCN
     8.   Quarterly Newsletter Distribution to:
               Pharmacies
               Prescribers
               Subscribers
     9.   Financial Reports
               Pharmacy Reimbursement Reports (Monthly)
               Top 200 Drug Utilization Report (Monthly)
               PM/PM Reports
               Drug Rebate Reports (Quarterly)
     10.  Monthly or Quarterly Utilization Reports
               Pharmacy
               Prescriber
               Subscriber
               Formulary Compliance
               Rebate Compliance
     11.  Generic Dispensing Program with Pharmacists Dispensing Incentives

     In addition to the aforementioned services RxCare will provide to TMCN the services of a one-half FTE clinical pharmacist to assist with both provider and prescriber program education and compliance. This individual will focus on drug utilization, appropriate use and therapeutic noncompliance which may impact non drug related health care expenditures.

ECONOMIC

     RxCare is proposing the following reimbursement methodology by TMCN for the Tenncare program:

     1.   $[*] per member per month
     2. TMCN will share [*]% of the Drug Rebate collected from the pharmaceutical industry.
     3. Both RxCare and TMCN will share [*] in all profits or shortfalls to the program. This share shall be calculated on an annual basis.
     4. Only formulary items are covered and generic products must be dispensed when available.

     5. All administrative, claims processing and other program management costs associated with this program are the responsibility of RxCare.
     6.   Total risk to TMCN shall not exceed $[*].
     7. Capitation payments are due to RxCare 15 days prior to the 1st day of each month.
     8. Contract term is for three years with a mutually agreed upon capitation adjustment for years two and three.

     I look forward to discussing this proposal with you on December 13, 1995. Hopefully, this proposal will meet the needs of both your organization and your Tenncare enrollees.

     If you should have any questions or comments regarding this proposal please contact either Mike Ryan or me. Thank you for your cooperation.

                                                            Sincerely,

                                                            /s/ E. David Corvese

                                                            E. David Corvese
                                                            Tenncare Consultant

                                 Letterhead of

                                  R\\X\\ CARE
                                   TENNESSEE


                                                               December 15, 1993


Mr. Anthony J. Cebrun J.D., M.P.H.
Tennessee Managed Care Network
Parkview Towers
205 Reldhurst Avenue
Nashville, TN  37203

Dear Mr. Cebrun:

     Please accept this letter as an addendum to the RxCare/TMCN Tenncare proposal submitted to you on December 14, 1993.

MENTAL HEALTH SERVICES

     In an effort to minimize the pharmaceutical expenses associated with the Tenncare mental health population RxCare is proposing the following:

     1. Pharmaceutical expenses associated with this population will not be covered in the capitation rates previously submitted by RxCare under separate cover. RxCare is proposing to cover these individuals under a separate capitation rate of $[*] per member per month.

     2. In an effort to further contain the expenses within this population RxCare will negotiate a differential reimbursement rate with selected pharmacies. These pharmacies will be chosen after demographic analysis of the subscribers who are covered under this program. Effectively, RxCare will create a network within our existing network to provide pharmaceuticals to this population.

     3. To insure that only medically necessary drugs are utilized by this population RxCare will create a special psychotropic drug formulary. The products included in this formulary and their respective utilization patterns will be subject to rigorous protocols and prior authorization stipulations.

     4. RxCare will solicit from selected manufacturers of the products included on the psychotropic drug formulary unique financial incentives and programs to lessen the costs associated with this population. The types of programs under consideration are guaranteed success, manufacturer capitation and preferential pharmacists dispensing fees. It is our expectation that these programs will evolve and be implemented throughout 1994.

     5. RxCare will mandate to our psychotropic pharmaceutical network that "mail order" equivalent reimbursement, distribution and quantities be adopted to augment this program.

OTHER SERVICES

     It is our expectation that throughout the term of this contract that RxCare will continue to develop, implement and administer creative programs that will strive to reduce both medical and pharmaceutical related expenditures. In particular, we will effectively measure and quantify the outcome costs associated with specific drug and medical therapies.

     We believe that our relationship with TMCN will uniquely position us to manage both pharmaceutical and medical expenses in your controlled service population.

     If you should have any questions regarding this proposal do not hesitate to contact either Mike Ryan or me. Thank you for considering RxCare to be your Tenncare pharmacy network.


                                                            Sincerely,

                                                            /s/ E. David Corvese

                                                            E. David Corvese

                                      -2-